EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2007 relating to the financial statements and financial statement schedule of Portland General Electric Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption, on December 31, 2006, of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Portland General Electric Company for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon
June 1, 2007